Exhibit 10.19

AFFYMETRIX, INC.

NON-QUALIFIED STOCK OPTION GRANT NOTICE AND AGREEMENT

<Name>	Option Number:
<Address>	ID:
<Address>	Plan: Affymetrix Amended and
<Address>	Restated 2000 Equity Incentive Plan
<City, State, Country, Postal Code>

1. Grant of Option.  AFFYMETRIX, INC., a Delaware corporation (the “Company”) hereby grants to <First and Last Name> ( “Optionee”) a Non-Qualified Stock Option (the “Option”) to purchase common stock of the Company as specified below, subject to (i) the Terms and Conditions of Stock Options attached as Exhibit A, and (ii) the Affymetrix, Inc. Amended & Restated 2000 Equity Incentive Plan( the “Plan”) incorporated herein by reference.

2. Definitions.  As used in this Agreement, including the Terms and Conditions of Grant, the following terms shall have the meanings set forth in this section 2.

Grant Date:
Number of Shares Covered:
Option Termination Date:
Exercise Price:	$
Vesting Schedule:

Shares	Vest Type	Full Vest

On Vest Date
On Vest Date
On Vest Date
On Vest Date

AFFYMETRIX, INC.

Date:

Exhibit A

Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan

Terms and Conditions of Stock Options

Tax Treatment

This option is intended to be an incentive stock option or a nonstatutory option, as provided in the Stock Option Grant Notice (the “Grant Notice”) to which these Terms and Conditions are attached (together with the Grant Notice, this “Agreement”). If specified as an ISO, such ISO will only be granted up to the allowable limit under IRS Regulations.

Vesting

This Option becomes exercisable in installments, as shown in the Grant Notice.

No additional shares become exercisable after Optionee’s service in any one of the positions of employee, consultant or director of the Company (or a subsidiary of the Company) has terminated for any reason.

Term

This Option expires in any event on the Option Termination Date set forth in the Grant Notice, which in any event shall be no more than seven (7) years following the Grant Date set forth in the Grant Notice, subject to earlier termination as described below or in the Plan.

Regular Termination

If Optionee’s service in any one of the positions of an employee, consultant or director of the Company or a subsidiary of the Company terminates for any reason except death or total and permanent disability, then this Option will expire at the close of business at Company headquarters on the date 90 days after Optionee’s termination date. The Company determines when Optionee’s service terminates for this purpose.

Death

If Optionee dies as an employee, consultant or director of the Company or a subsidiary of the Company, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability

If Optionee’s service as an employee, consultant or director of the Company or a subsidiary of the Company terminates because of Optionee’s total and permanent disability, then this Option will expire at the close of business at Company headquarters on the date 12 months after Optionee’s termination date.

For all purposes under this Agreement, “total and permanent disability” means that Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence

For purposes of this option, Optionee’s service does not terminate when Optionee goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But Optionee’s service terminates when the approved leave ends, unless Optionee immediately return to active work. Vesting will be suspended during leave of absence unless continued vesting was approved by the Company in writing.

Restrictions on Exercise	The Company will not permit Optionee to exercise this Option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When Optionee wishes to exercise this Option, Optionee must contact the Company’s preferred broker. The preferred broker will notify the Company of Optionee’s intent to exercise. With the Company’s approval, Optionee may notify the Company by filing the proper “Notice of Exercise” form. Optionee’s notice must specify how many shares Optionee wishes to purchase. Optionee’s notice must also specify method of receipt of shares (physical certificate or transferred electronically to Optionee’s broker). The notice will be effective when it is received along with the full payment of the exercise price and any applicable taxes by the Company.

If someone else wants to exercise this Option after Optionee’s death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When Optionee submits a notice of exercise, Optionee must include payment of the option exercise price for the shares Optionee is purchasing. Payment may be made in cash or cash equivalents (Optionee’s personal check, a cashier’s check or a money order) or, unless otherwise determined by the Committee, by the following means:

•

Irrevocable directions to a securities broker approved by the Company to sell all or part of Optionee’s option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to Optionee.) The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

In addition, to the extent permitted by the Committee and applicable law, payment may be made by one of the following means:
•

Certificates for shares of Company stock that Optionee owns, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, Optionee may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to Optionee. However, Optionee may not surrender, or attest to the ownership of, shares of Company stock in payment of the exercise price if Optionee’s action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.

•	Such other form as approved by the Committee, or any combination of the foregoing.

Withholding Taxes and Stock Withholding

Optionee will not be allowed to exercise this Option unless Optionee makes arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise, which payment shall be by one of the methods as set forth above for form of payment of the exercise price. In addition, the Committee may (but shall not be required) to permit withholding shares of Company stock that otherwise would be issued to Optionee when Optionee exercises this Option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes in an amount up to the statutory minimum withholding obligations.

Restrictions on Resale

By exercising the Option, Optionee agrees not to sell any option shares at a time when applicable laws, Company policies (including the Insider Trading Policy) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as Optionee is an employee, consultant or director of the Company or a subsidiary of the Company.

Transfer of Option

Prior to Optionee’s death, only Optionee may exercise this Option. Optionee cannot transfer or assign this Option. For instance, Optionee may not sell this Option or use it as security for a loan. If Optionee attempts to do any of these things, this Option will immediately become invalid. Optionee may, however, dispose of this Option in Optionee’s will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from Optionee’s former spouse, nor is the Company obligated to recognize Optionee’s former spouse’s interest in Optionee’s option in any other way.

Exchange of Unexercised Options for SAR

The Company shall have the ability at any time, to substitute stock appreciation rights (“SARs”) for all of Optionee’s unexercised Options. The grant price of a substitute SAR shall be equal to the exercise price of the replaced Option. Upon exercise of an SAR, Optionee shall receive from the Company an amount equal to (i) the number of Common Shares with respect to which the SAR is exercised multiplied by (ii) the excess of the fair market value of a Common Share on the exercise date over the grant price of the SAR, payable in Common Shares.

Retention Rights

Neither the Option nor this Agreement give Optionee the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate Optionee’s employment or service at any time, with or without cause.

Stockholder Rights

Optionee, or Optionee’s estate or heirs, has no rights as a stockholder of the Company until Optionee has exercised this Option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before Optionee exercises this Option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this Option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between Optionee and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded. This Agreement may be amended only by another written agreement.

BY ACCEPTING THIS AWARD, OPTIONEE AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.